Exhibit 99.1

Health Systems Solutions Announces Second Quarter 2008 Financial Results
Reports Record Revenues and Gross Profit

• Record revenue of $3.54 million for Q2 2008, a 150% increase compared to Q2 2007;
• Gross profit of $1.75 million for Q2 2008, a 567% increase compared to Q2 2007;
• Positive Adjusted EBITDA(1) of $13,000 for Q2 2008 (EBITDA before impairment, stock-based compensation and one-time legal reserve);
• HSS demonstrates new Apple iPhone(2) applications and ANALYZER Dashboard capabilities; prepares rollout of VisitNotes and an enhanced point of care application.

Tampa, FL  -August 13, 2008 - Health Systems Solutions, Inc. (OTCBB: HSSO), a technology provider of advanced software solutions for the healthcare industry, today announced financial results for the second quarter ended June 30, 2008. The Company reported total revenue of $3.54 million, compared to $1.42 million for the second quarter of 2007, an increase of $2.12 million, or 150%.

“This was a wonderful quarter for us. We achieved record revenue while recording positive Adjusted EBITDA. We continue to focus on both top- and bottom-line growth.” stated Stan Vashovsky, Chairman and Chief Executive Officer of Health Systems Solutions. “We achieved these results by combining best-in-class talent with an entrepreneurial culture that encourages exceeding our clients’ expectations. Not only have we greatly improved existing products, but with our newly developed dashboards and applications for the Apple iPhone(2), we are clearly building a reputation as both a leader and an innovator in healthcare technology.“

Second Quarter 2008 Financial Results
Revenues were $3.54 million for the quarter ended June 30, 2008, compared to $1.42 million for the same period of 2007, an increase of $2.12 million, or 150%. The increase in revenue is primarily the result of the addition of our Technology Solutions group that generated $2.28 million, or 65%, of revenue.

Gross profit was $1.75 million for the quarter ended June 30, 2008, compared to $0.26 million for the same period of 2007, an increase of $1.49 million or 567%. For the quarter ended June 30, 2008, gross margin was 49%, up from 19%, an improvement of 30 percentage points over the second quarter of 2007. The increase in gross margin was the result of an increase in sales of higher-margin Technology Solutions services and a reduction in software amortization costs.

Research and development costs decreased $45,000, or 12%, to $323,000 for the quarter ended June 30, 2008 compared to the same period in 2007. The decrease in development costs was primarily attributable to reductions in related overhead expenses.

Selling expenses were $399,000 for the quarter ended June 30, 2008, compared to $544,000 in the second quarter 2007, a decrease of $145,000 or 27%. The decrease in selling expenses was primarily attributable to reductions in the sales force while leveraging key personnel in other functions to concentrate on acquiring larger customers.

General and administrative expenses were $1.33 million for the quarter ended June 30, 2008, compared with $538,000 for the same period of 2007, an increase of $791,000, or 147%. The increase in general and administrative expenses was primarily attributable to increased wages and other benefits related to the new management and administrative support staff.

Adjusted EBITDA(1), which is a non-GAAP term, was $13,000 for the quarter ended June 30, 2008 compared with negative $716,000 for the same period of 2007, an increase of $703,000. The components of Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, impairment, stock-based compensation and one-time legal reserve, are broken out in footnote #1 below.

Net loss was $407,000, or $0.05 per share, for the three months ended June 30, 2008 compared with a net loss of $1.26 million, or $0.19 per share for the same period of 2007. The improvement in net loss of $851,000 or 68%, is the result of increased sales offset by investments in personnel and other infrastructure-related expenses.

“In addition to the success we had in the past quarter, we are encouraged and excited by new business opportunities that we have been cultivating over the past few months. We have invested in developing new leading-edge web-based field applications and Apple iPhone-based technology for clinical deployment that will set a new paradigm for the way clinicians provide patient care. These innovations will be showcased at the annual National Association of Home Care and Hospice (NAHC) conference this Fall.” Mr. Vashovsky concluded. “Additionally, our executive team continues to hone our acquisition strategy and leverage our relationships and product development expertise in the healthcare technology sector. We believe the second half of 2008 will continue to generate exciting new opportunities in both existing and new markets.”

About Health Systems Solutions, Inc.
HSS is a technology and services company dedicated to bringing innovation to the healthcare industry. Our objective is to leverage current and next-generation technologies to offer value-added products and services, which will generate improved clinical, operational and financial outcomes for our clients. The HSS portfolio of products and services extends across many segments of healthcare including home healthcare, medical staffing, acute and post-acute facilities, and telehealth/telemedicine, grouped into three segments: technology solutions, software and consulting.

(1) Adjusted EBITDA
Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). Management of the Company believes that Adjusted EBITDA is helpful to investors as an indicator of the current financial performance of the Company and its capacity to fund capital expenditures and working capital requirements. Due to the nature of the Company’s business and revenue recognition policies and the Company ‘s use of stock-based employee compensation, the Company incurs significant non-cash charges for depreciation, amortization and stock compensation expense that may not be indicative of our operating performance from a cash perspective. Therefore, HSS believes that providing the measure of Adjusted EBITDA will help investors better understand The Company’s underlying financial performance and ability to generate cash flow from operations.

Net Income	$(406,760)
Add:
Interest	22,101
Depreciation & Amortization	58,121
Impairment	25,500
Stock-based Compensation	134,227
One-Time Legal Reserve	180,000
Adjusted EBITDA	$13,189

(2) iPhone is a trademark of Apple, Inc.

Safe Harbor
Health Systems Solutions makes forward-looking statements in this press release, which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

For more information on HSS:
Michael G. Levine, Chief Financial Officer & Executive Vice President
Michael.Levine@hssglobal.com
(212) 798-9405

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2008 and December 31, 2007
(Unaudited)

ASSETS

	June 30, 2008	December 31, 2007
Current assets:
Cash	$459,483	$1,218,620
Restricted cash	325,211	-
Accounts receivable, net of allowance for doubtful accounts of $136,610 and $234,801, respectively	2,361,787	898,928
Prepaids and other current assets	194,491	138,890
Total current assets	3,340,972	2,256,438
Property and equipment, net of accumulated depreciation and amortization of $745,805 and $635,459, respectively	409,580	442,879
Security deposits and other assets	96,278	96,278
Deferred financing cost, net of accumulated amortization of $65,922 and $28,332, respectively	236,015	273,604
Total assets	$4,082,845	$3,069,199

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Current portion of capital lease obligation	$24,906	$23,932
Accounts payable	521,028	639,881
Accrued expenses	1,263,401	1,404,310
Deferred revenue	2,145,337	962,788
Client deposits	86,142	96,350
Note payable - bank	229,000	229,000
Total current liabilities	4,269,814	3,356,261
Capital lease obligation, net of current portion	27,948	40,705
Total liabilities	4,297,762	3,396,966
Stockholders’ deficiency:
Preferred Stock - 15,000,000 shares authorized; Series C Convertible - 4,625,000 shares issued and outstanding	9,250,000	9,250,000
Series D Convertible - 1,425,000 and 837,500 shares issued and outstanding, respectively	2,850,000	1,675,000
Common Stock $.001 par value - 150,000,000 shares authorized; 7,408,846 and 7,365,361 issued and outstanding, respectively	7,409	7,365
Additional paid-in capital	14,754,939	14,431,040
Accumulated deficit	(27,077,265)	(25,691,172)
Total stockholders' deficiency	(214,917)	(327,767)
Total liabilities and stockholders' deficiency	$4,082,845	$3,069,199

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three and Six Months Ended June 30, 2008 and 2007

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Sales	$3,544,212	$1,415,018	$6,495,078	$3,001,124
Cost of Sales	1,794,565	1,152,624	3,768,860	2,356,937

Gross profit	1,749,647	262,394	2,726,218	644,187

Operating Expenses
Selling and marketing	398,796	543,885	730,397	1,069,246
Research and development	323,323	368,455	607,567	748,164
General and administrative	1,328,566	538,048	2,548,578	977,637
Depreciation and amortization	58,121	40,701	115,313	77,054
Impairment of development costs	25,500	-	65,475	-
Interest	22,101	8,121	44,980	34,007

Total operating expenses	2,156,407	1,499,210	4,112,310	2,906,110

Net loss	(406,760)	(1,236,816)	(1,386,092)	(2,261,922)

Deemed preferred stock dividend	-	20,955	-	198,892

Net loss applicable to common shareholders	$(406,760)	$(1,257,771)	$(1,386,092)	$(2,460,813)

Basic and diluted net loss per share	$(0.05)	$(0.19)	$(0.19)	$(0.38)

Basic and diluted weighted average shares outstanding	7,405,501	6,581,621	7,385,431	6,394,882

HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2008 and 2007
(Unaudited)
	Six Months Ended
	June 30, 2008	June 30, 2007

Cash flows from operating activities:
Net loss	$(1,386,092)	$(2,261,921)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	245,669	18,898
Depreciation and amortization of property and equipment	115,315	77,054
Amortization of software development costs	-	902,623
Amortization of financing fees	37,590	-
Loss on disposal of assets	2,095	2,158
Impairment of software development	65,475	-
Changes in operating assets and liabilities:
Accounts receivable	(1,364,667)	146,728
Allowance for doubtful accounts	(98,192)	(144,282)
Royalties and referral fees receivable	-	6,900
Prepaid expenses and other current assets	(55,600)	(49,416)
Security deposits	-	(1,617)
Accounts payable	(118,853)	29,403
Accrued expenses	(62,637)	(2,212)
Deferred revenue	1,182,549	(74,256)
Reserve for customer refunds	-	(80,604)
Customer deposits	(10,207)	12,741

Net cash used in operating activities	(1,447,556)	(1,417,803)

Cash flow from investing activities:
Increase in restricted cash	(325,211)	-
Earn out payment related to purchase of CareKeeper Software	-	(77,207)
Purchase of property and equipment	(84,111)	(91,811)
Increase in software development costs	(65,475)	(419,672)

Net cash used in investing activities	(474,797)	(588,690)

Cash flow from financing activities:
Repayment of capital lease obligation	(11,784)	(10,912)
Proceeds from the issuance of Common Stock	-	675
Proceeds from the issuance of Preferred Stock	1,175,000	1,500,000
Net cash provided by financing activities	1,163,216	1,489,763

Decrease in cash	(759,137)	(516,730)

Cash, beginning of period	1,218,620	558,764

Cash, end of period	$459,483	$42,034
Supplemental cash flow data:
Cash paid during the period for interest expense	$7,390	$34,007

Non cash financing and investing activities:
Issuance of commons stock to members of acquired company	$78,273	$25,381
Equipment acquired under capital lease	$-	$35,053
Increase in software development costs as a result of an accrued
earn out payment to sellers of an acquired company	$65,475	$77,207